                                                                     Exhibit 99




                 -----------------------------------------------
                 THE FIFTH THIRD BANCORP
                 MASTER PROFIT SHARING PLAN

                 Financial Statements and Supplemental Schedule for the Years Ended December 31, 1998 and 1997 and Independent Auditors' Report for Inclusion in the Annual Report Form 5500) to the Internal Revenue Service

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

INDEX TO
FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
FOR THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

                                                                                                                  PAGE

INDEPENDENT AUDITORS' REPORT                                                                                       1

FINANCIAL STATEMENTS:

   Statements of Net Assets Available for Benefits as of December 31, 1998 and 1997                                2

   Statements of Changes in Net Assets Available for Benefits for the Years Ended
     December 31, 1998 and 1997                                                                                    3

   Notes to Financial Statements                                                                                  4-9

SUPPLEMENTAL SCHEDULE:

   Assets Held for Investment Purposes - Item 27(a) as of December 31, 1998                                      10-11

SUPPLEMENTAL SCHEDULES OMITTED - The following supplemental
   schedules are omitted because of the absence of conditions under which they are required:

   Assets Acquired and Disposed Within the Plan Year

   Party-in-Interest Transactions

   Obligations in Default

   Leases in Default

   Reportable Transactions

INDEPENDENT AUDITORS' REPORT


Fifth Third Bancorp and the Trustees of The Fifth Third
  Bancorp Master Profit Sharing Plan:

We have audited the accompanying statements of net assets available for benefits of The Fifth Third Bancorp Master Profit Sharing Plan (the "Plan") as of December 31, 1998 and 1997, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 1998 and 1997, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the accompanying index is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan's management. Such schedule has been subjected to the auditing procedures applied in the audit of the basic 1998 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic 1998 financial statements taken as whole.


Deloitte & Touche LLP


May 28, 1999

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

                                                  1998             1997
INVESTMENTS, At fair value (Notes 2,3,4):
  Common stock of Fifth Third Bancorp         $ 66,323,514     $ 45,906,059
  Collective Funds:
    Cash equivalents                             6,161,413        4,449,284
    Fixed income                                64,251,504       64,590,008
    Equity                                     160,600,189      117,245,802
  Mutual Funds                                  50,719,582       32,458,896
  U.S. Government and agency securities          5,688,562        5,996,851
  Participant notes receivable                     817,101          491,893
                                              ------------     ------------
          Total investments                    354,561,865      271,138,793

ACCRUED INVESTMENT INCOME                          296,168          265,610

CONTRIBUTIONS RECEIVABLE FROM
  SUBSIDIARIES OF FIFTH THIRD BANCORP            1,734,026        2,660,736

CASH                                                13,350              978
                                              ------------     ------------

NET ASSETS AVAILABLE FOR BENEFITS             $356,605,409     $274,066,117
                                              ============     ============

See notes to financial statements.

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
--------------------------------------------------------------------------------

                                                                            1998               1997
ADDITIONS:
  Income from investments:
    Interest                                                           $    693,997       $    659,602
    Dividends                                                             1,111,903          1,401,101
    Net appreciation in fair value of
      investments (Note 3)                                               58,094,738         59,438,703
                                                                       ------------       ------------
           Total income from investments                                 59,900,638         61,499,406
                                                                       ------------       ------------

  Contributions from subsidiaries of Fifth Third Bancorp (Note 1)        11,852,942         11,252,504
  Contributions from participants (Note 1)                               15,783,069          6,946,111
                                                                       ------------       ------------
           Total contributions                                           27,636,011         18,198,615
                                                                       ------------       ------------

  Other                                                                      91,286            115,586
  Transfer of plan assets from acquired companies (Note 5)               16,604,739          2,577,473
                                                                       ------------       ------------
           Total additions                                              104,232,674         82,391,080
                                                                       ------------       ------------

DEDUCTIONS:
  Benefits paid to participants (Note 1)                                (21,593,405)       (17,591,057)
  Other disbursements                                                       (99,977)          (113,369)
                                                                       ------------       ------------
           Total deductions                                             (21,693,382)       (17,704,426)
                                                                       ------------       ------------

INCREASE IN NET ASSETS AVAILABLE FOR BENEFITS                            82,539,292         64,686,654

NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of year                                                     274,066,117        209,379,463
                                                                       ------------       ------------

  End of year                                                          $356,605,409       $274,066,117
                                                                       ============       ============

See notes to financial statements.

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1.    DESCRIPTION OF PLAN

      The following brief description of The Fifth Third Bancorp Master Profit Sharing Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

      GENERAL - The Plan is a defined contribution profit sharing plan with separate accounts maintained for each participant. Each regular employee of a participating Fifth Third Bancorp ("Bancorp") subsidiary, if employed before November 1, 1996, automatically became a participant on the first payroll date after becoming an employee. Employees whose employment commenced on or after November 1, 1996 shall become participants after one year of service. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The original Plan became effective December 31, 1954 and was last amended in its entirety effective November 1, 1996. As a result of this amendment, modifications to vesting, funding, and contributions became effective on January 1, 1997.

      ADMINISTRATION - The Fifth Third Bank, a wholly-owned subsidiary of Bancorp, serves as the trustee of the Plan. The investment assets of the Plan are held in separate trust funds by Fifth Third Investment Advisors where such assets are managed.

      FUNDING AND VESTING - The Bancorp's profit sharing contribution to the Plan is an amount determined annually by the Board of Directors of the Bancorp.

      The profit sharing contribution by the Bancorp and any nonvested balances remaining in the accounts of participants who terminate their employment are allocated to participants in the proportion that the compensation of each participant bears to the compensation of all participants for the Plan year.

      Gains and losses under the Plan, including income from investments and changes in the market value of investments, are allocated to participants in proportion to their respective interests in the Plan as of the preceding valuation date, reduced by any payments to retired participants made during the period.

      Bancorp profit sharing contributions, as a percentage of annual salary, are allocated to eligible employees according to the following schedule:

         0% - Less than one year of service
        25% - One year of service, but less than two years of service
        50% - Two years of service, but less than three years of service 75% - Three years of service, but less than four years of service
       100% - Four years of service or more

      Participants are 100% vested in these contributions, subject to limited forfeiture for competition or dishonesty.

      The Plan permits voluntary contributions from participants up to 8% of their compensation. Such contributions are credited directly to the participants' accounts and are fully vested. Contributions may be allocated to the available investment options at the discretion of the participant. The Bancorp matches participants' voluntary contributions up to a maximum of 4% (6% as of January 1, 1999) of eligible annual compensation. Participants are eligible for matching after one year of service according to the following schedule:

        25% match - One year of service, but less than ten years of service
        50% match - Ten years of service, but less than twenty years of service 75% match - Twenty years of service or more

      Participants are 100% vested in matching contributions, subject to limited forfeiture for competition or dishonesty.

      Both voluntary contributions and Bancorp matching contributions are subject to statutory limitations.

      TERMINATION - Although it has not expressed its intention to do so, Fifth Third Bank has the right under the Plan to discontinue the contributions of any participating Bancorp subsidiary at any time and to amend or terminate the Plan subject to the provisions set forth in ERISA. If the Plan were to be terminated, the value of the proportionate interest of each participant would be determined as of the date of termination, and this amount would be fully vested and nonforfeitable.

      BENEFITS - The Plan provides for payment of normal retirement benefits of accumulated vested amounts upon reaching age 65 and has provisions for early withdrawals of vested benefits in instances of early retirement, disability, death, termination of employment, and financial hardship. Benefits are generally payable in the form of lump-sum payments or periodic payments.

      BENEFITS PAYABLE - Benefits payable, consisting of amounts owed but not paid as of December 31 for payments to terminated employees, are not recorded as a liability within the financial statements. Benefits payable as of December 31, 1998 and 1997 were $6,624,243 and $2,119,798, respectively.

      TAX STATUS - The Internal Revenue Service has determined and informed the Bancorp by a letter dated September 18, 1997, that the Plan and related trust are designed in accordance with applicable sections of the Internal Revenue Code (IRC). The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan's financial statements.

      INVESTMENT OPTIONS - The Balanced Fund is the basic investment option which is offered to participants. The Balanced Fund contains investments in collective funds invested in money market accounts, equity securities, guaranteed investments contracts, mutual funds and other fixed income securities. The Plan also allows the common stock of Fifth Third Bancorp as an investment option within the Balanced Fund for all participants. Participants who are age 50 and older or become permanently disabled may elect, within specified time periods, to invest their accounts in a Conservative Fund which contains investments in U.S. Government Securities, and collective funds invested in money market accounts, guaranteed investment contracts, U.S. Government Securities and other fixed income securities. In 1990, a fund was established to hold the assets of the merged First Ohio Bancshares Profit Sharing Plan. This Stock Fund contains investments in money market accounts and Fifth Third Bancorp common stock. In 1993, two new funds were established, the Fifth Third Quality Growth Fund and the Fifth Third Mid Cap Fund. In 1994, the Fifth Third International Equity Fund was established. The addition of these funds was made to allow Bancorp employees to choose from six investment options, (Balanced, Conservative, Stock, Quality Growth, Mid Cap, and International Equity) with their contributions. The Quality Growth, Mid Cap and International Equity funds are mutual funds. During 1996, the Participant Loan Fund was established.

      PARTICIPANT NOTES RECEIVABLE - Effective as of November 1, 1996, participants may borrow from certain of their fund accounts a minimum of $1,000 up to the lesser of $50,000 or 50% of the nonforfeitable portion of their account balance. Loan transactions are treated as a transfer to
      (from) the investment fund from (to) the Participant Loan Fund. Each loan, by its terms, is required to be repaid within five years. The loans are secured by the balance in the participant's account and bear interest at a rate equal to the rate charged by the Bank on a similar loan as determined quarterly by the Plan administrator. Interest rates on loans originated during 1998 and 1997 were 8.75% (prime + 1%) and 9.50% (prime + 1%), respectively. Principal and interest is paid by the participant through payroll deductions authorized by the participant.

      WITHDRAWLS - Subject to the Plan administrator's sole and absolute discretion, participants are allowed to withdrawl an amount not to exceed the total amount of that participant's voluntary contributions for financial hardship purposes.

The following summarizes the activity and balances of the Plan's seven funds:

                                          BALANCED         CONSERVATIVE          STOCK             QUALITY            MID CAP
                                            FUND               FUND              FUND            GROWTH FUND           FUND
Net assets available for benefits
  at December 31, 1996                 $174,224,959        $17,033,343        $ 7,991,619        $ 4,287,355         $4,348,561
Income from investments                  48,132,674            961,374          8,979,065          1,835,994          1,477,761
Contributions                            10,619,044            775,104          3,562,515          1,671,613          1,074,852
Other                                                          115,586
Benefits paid to participants
  and other disbursements               (12,333,280)        (3,083,323)          (946,140)          (669,417)          (524,881)
Interfund transfers                      (1,003,133)        (1,000,300)           701,914          1,260,416           (208,786)
Transfers of plan assets
  from acquired banks                     1,349,130             65,161            402,557            403,428            237,829
                                       -----------         -----------        -----------        -----------         ----------
Net assets available for benefits
  at December 31, 1997                  220,989,394         14,866,945         20,691,530          8,789,389          6,405,336

Income from investments                  47,273,902          1,039,811          7,579,542          3,293,289            306,261
Contributions                            13,169,830            270,081          6,540,892          4,212,463          2,704,041
Other                                        91,286
Benefits paid to participants
  and other disbursements               (16,425,322)        (1,332,419)        (2,225,359)          (857,358)          (535,635)
Interfund transfers                        (999,633)           328,680            295,078            143,503               (894)
Transfers of plan assets
  from acquired companies                16,604,739
                                       -----------         -----------        -----------        -----------         ----------
Net assets available for benefits
  at December 31, 1998                 $280,704,196        $15,173,098        $32,881,683        $15,581,286         $8,879,109
                                       ============        ===========        ===========        ===========         ==========

                                          INTERNATIONAL      PARTICIPANT
                                           EQUITY FUND        LOAN FUNDS            TOTAL
Net assets available for benefits
  at December 31, 1996                      $1,453,000        $    40,626       $209,379,463
Income from investments                        106,425              6,113         61,499,406
Contributions                                  495,487                            18,198,615
Other                                                                                115,586
Benefits paid to participants
  and other disbursements                     (147,385)                          (17,704,426)
Interfund transfers                           (195,265)           445,154
Transfers of plan assets
  from acquired banks                          119,368                             2,577,473
                                            ----------        -----------       ------------
Net assets available for benefits
  at December 31, 1997                       1,831,630            491,893        274,066,117

Income from investments                        374,033             33,800         59,900,638
Contributions                                  738,704                            27,636,011
Other                                                                                 91,286
Benefits paid to participants
  and other disbursements                     (219,880)           (97,409)       (21,693,382)
Interfund transfers                           (155,551)           388,817
Transfers of plan assets
  from acquired companies                                                         16,604,739
                                            ----------        -----------       ------------
Net assets available for benefits
  at December 31, 1998                      $2,568,936        $   817,101       $356,605,409
                                            ==========        ===========       ============

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The following are the significant accounting policies followed by the
      Plan:

      GENERAL - The accounting records of the Plan are maintained on the accrual basis of accounting.

      VALUATION OF INVESTMENTS - Quoted market prices are used to value equity securities and mutual funds. The fair values of bonds are based on yields currently available on comparable securities of issuers with similar credit ratings. The fair value of collective funds is based on the fair market value of investments in the fund.

      USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3.    INVESTMENTS

      Investments representing more than five percent of net assets at December 31, 1998 and 1997 are as follows:

                                                                             FAIR VALUE
                                                                     -----------------------------
                                                                         1998             1997
        Fifth Third Bank Common Stock Fund for Employee
          Benefit Plans                                              $121,542,903      $87,923,276
        Fifth Third Bank Fixed Income Fund for Employee
          Benefit Plans                                                64,251,504       64,590,008
        Fifth Third Bank Middle Capitalization Fund for Employee
          Benefit Plans                                                39,057,286       29,322,527
        Fifth Third International Equity Fund                          26,258,785       17,264,986
        Fifth Third Bancorp common stock                               66,323,514       45,906,059


      The following table represents the net appreciation in fair value of investments for the Plan for the years ended December 31:

                                                             1998             1997
        Net appreciation in fair value of investments:
          Common stock of Fifth Third Bancorp              $15,271,331     $19,910,653
          Collective funds - fixed income and equity        35,965,834      28,529,553
          Mutual funds                                       6,799,332      10,985,623
          U.S. Government, agency securities and other          58,241          12,874
                                                           -----------     -----------

        Total                                              $58,094,738     $59,438,703
                                                           ===========     ===========

4.    TRANSACTIONS WITH RELATED PARTIES

      The Fifth Third Bank provides the Plan with certain accounting and administrative services for which no fees are charged.

      At December 31, 1998 and 1997, the Plan held 930,034 and 842,313 shares of Fifth Third Bancorp common stock, respectively, with fair values of $66,323,514 and $45,906,059, respectively (see Note 1).

5.    PLAN ASSETS FROM ACQUIRED COMPANIES

      During 1998, approximately $16,605,000 was transferred to the Plan as a result of the acquisition of The Ohio Company. During 1997, approximately $2,577,000 was transferred to the Plan as a result of the previous acquisition of 1st Nationwide Bank.

                                   * * * * * *

                                                                    SUPPLEMENTAL
                                                                        SCHEDULE

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

ASSETS HELD FOR INVESTMENT PURPOSES -  ITEM 27(a)
AS OF DECEMBER 31, 1998
--------------------------------------------------------------------------------

     PAR VALUE/
       NO. OF                                                                                           CURRENT
       SHARES        ASSET DESCRIPTION                                                 COST              MARKET

                     BALANCED FUND

                     COLLECTIVE FUNDS - CASH EQUIVALENTS:
       844,593         Fifth Third Banksafe Trust                                 $    844,953        $    844,953
                                                                                  ------------        ------------

                     COLLECTIVE FUNDS - FIXED INCOME:
     1,398,704         Fifth Third Bank Fixed Income Fund
                         for Employee Benefit Plans                                 42,219,124          59,472,894
                                                                                  ------------        ------------

                     COLLECTIVE FUNDS - EQUITY:
       396,810         Fifth Third Bank Common Stock Fund
                         for Employee Benefit Plans                                 41,221,392         121,542,903
       493,771         Fifth Third Bank Middle Capitalization Fund
                         for Employee Benefit Plans                                 21,429,001          39,057,286
                                                                                  ------------        ------------
                                Total Collective Funds - Equity                     62,650,393         160,600,189
                                                                                  ------------        ------------

       475,650       COMMON STOCK - Fifth Third Bancorp                             10,489,077          33,920,028
                                                                                  ------------        ------------

     1,959,458       MUTUAL FUNDS - Fifth Third International Equity Fund           20,468,097          23,689,853
                                                                                  ------------        ------------
                                Total Balanced Fund                                136,671,644         278,527,917
                                                                                  ------------        ------------

                                                                    (Continued)

                                                                    SUPPLEMENTAL
                                                                        SCHEDULE

THE FIFTH THIRD BANCORP MASTER PROFIT SHARING PLAN

ASSETS HELD FOR INVESTMENT PURPOSES - ITEM 27(a)
AS OF DECEMBER 31, 1998 (CONTINUED)
--------------------------------------------------------------------------------

    PAR VALUE/
      NO. OF                                                                                                           CURRENT
      SHARES       ASSET DESCRIPTION                                                                COST                MARKET

                   CONSERVATIVE FUND

                   COLLECTIVE FUNDS - CASH EQUIVALENTS:
    841,860          Fifth Third Banksafe Trust                                                  $   841,860          $    841,860
  4,163,050          Fifth Third Bank Stable Value Fund for Employee Benefit Plans                 4,163,050             4,163,050
                                                                                                 -----------          ------------
                              Total Collective Funds - Cash Equivalents                            5,004,910             5,004,910
                                                                                                 -----------          ------------

                   COLLECTIVE FUNDS - FIXED INCOME:
    112,385          Fifth Third Bank Fixed Income Fund for Employee Benefit Plans                 3,119,387             4,778,610
                                                                                                 -----------          ------------

                   BONDS:
    500,000          U.S. Treasury Note, 5.5%, due April 15, 2000                                    487,916               505,155
    600,000          U.S. Treasury Note, 5.0%, due January 31, 1999                                  598,034               600,000
    500,000          U.S. Treasury Note, 5.5%, due December 31, 2000                                 501,719               508,280
    400,000          U.S. Treasury Note, 5.0%, due February 15, 1999                                 400,188               400,124
    600,000          U.S. Treasury Note, 5.625%, due February 28, 2001                               601,453               612,186
    400,000          U.S. Treasury Note, 6.375%, due March 31, 2001                                  409,188               414,624
    500,000          U.S. Treasury Note, 6.25%, due April 30, 2001                                   507,188               517,655
    500,000          U.S. Treasury Note, 5.875%, due November 30, 2001                               502,891               516,565
    500,000          U.S. Treasury Note, 5.875%, due February 15, 2000                               501,484               506,405
  1,100,000          U.S. Treasury Note, 5.875%, due July 31, 1999                                 1,102,489             1,107,568
                                                                                                 -----------          ------------
                              Total Bonds                                                          5,612,550             5,688,562
                                                                                                 -----------          ------------

                              Total Conservative Fund                                             13,736,847            15,472,082
                                                                                                 -----------          ------------

                   STOCK FUND

    311,550        COLLECTIVE FUNDS - CASH EQUIVALENTS - Fifth Third Banksafe Trust                  311,550               311,550
    454,284        COMMON STOCK - Fifth Third Bancorp                                             12,686,828            32,403,486
                                                                                                 -----------          ------------
                              Total Stock Fund                                                    12,998,378            32,715,036
                                                                                                 -----------          ------------

                   QUALITY GROWTH FUND

    726,419        MUTUAL FUNDS - Fifth Third Quality Growth Fund                                 11,928,229            15,581,688
                                                                                                 -----------          ------------
                              Total Quality Growth Fund                                           11,928,229            15,581,688
                                                                                                 -----------          ------------

                   MIDDLE CAPITALIZATION FUND

    569,539        MUTUAL FUNDS - Fifth Third Middle Capitalization Fund                           8,083,978             8,879,109
                                                                                                 -----------          ------------
                              Total Middle Capitalization Fund                                     8,083,978             8,879,109
                                                                                                 -----------          ------------

                   INTERNATIONAL EQUITY FUND

    212,484        MUTUAL FUNDS - Fifth Third International Equity Fund                            2,300,452             2,568,932
                                                                                                 -----------          ------------
                              Total International Equity Fund                                      2,300,452             2,568,932
                                                                                                 -----------          ------------

                   LOAN FUND
                   PARTICIPANT NOTES RECEIVABLE (interest rate 8.75%)                                                      817,101
                                                                                                                      ------------
                              Total Loan Fund                                                                              817,101
                                                                                                                      ------------
                   TOTAL                                                                                              $354,561,865
                                                                                                                      ============